Exhibit 99.1

BOQI International Medical Announces Closing of the Acquisition of Chongqing Guoyitang Hospital

New York, Feb. 08, 2021 (GLOBE NEWSWIRE) -- BOQI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”) today announced that it had completed the acquisition of Chongqing Guoyitang Hospital Co., Ltd. (“Guoyitang”).

The aggregate purchase price for the Guoyitang Shares was RMB 100,000,000 (approximately $15,243,902). The closing consideration consisted of 2,000,000 shares of common stock of the Company valued at RMB 40,000,000 (approximately US$6,097,560) and RMB 20,000,000 (approximately US$3,048,780) in cash. The balance of the purchase price in the amount of RMB 40,000,000 (approximately US$6,097,560) is subject to post-closing adjustments based on the performance of Guoyitang in 2021 and 2022.

“The acquisition of Guoyitang is a key milestone in our online-to-offline strategy,” said Mr. Tiewei Song, Chief Executive Officer and President of BOQI International Medical Inc. “This acquisition enables us to serve more customers with medical needs and is our first step in building a hospital chain for obstetrics and gynecology. We believe this acquisition will strengthen our ability to accelerate expansion into the southwest market and provide benefits to our investors.”

About BOQI International Medical Inc.

BOQI International Medical Inc. (formerly known as NF Energy Saving Corporation) (NASDAQ: BIMI) was founded in 2006. In February 2019, the Board of Directors of the company was reorganized with a focus on the health industry. The Company is now exclusively a healthcare products provider, offering a broad range of healthcare products and related services. For more information about BOQI International Medical, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of the Coronavirus (COVID-19), the demand for the Company’s products and the Company’s customers’ economic condition,  risk of operations in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission. Investors are urged to read the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 for further information about the Company’s financial results, liquidity and capital resources.

IR Contact:

Dragon Gate Investment Partners LLC
Tel: +1(646)-801-2803
Email: BIMI@dgipl.com